Exhibit 10.3
Transition Agreement and Release
This Transition Agreement and Release (“Agreement”) is made between Abhey Lamba (“Lamba”) and RingCentral, Inc., a Delaware corporation (“RingCentral” or “Company”) (collectively, Lamba and the Company are the “Parties”). In addition, the terms of the state specific addendum attached as Exhibit A apply to this Agreement to the extent that Lamba worked for the Company in an identified state. The Parties acknowledge and agree as follows:
1.Resignation. Termination of Employment Relationship. Lamba has irrevocably resigned from his position as Chief Financial Officer, Principal Financial Officer and all other positions with RingCentral, Inc. and all of its subsidiaries and affiliates (the “Company Group”) effective as of August 5, 2025 but has agreed to continue to provide transition consulting services, as requested by the Company, as an Executive Advisor, through December 31, 2025 (the “Transition Period”). As of August 5, 2025 (the “Separation Date”), Lamba’s employment relationship with the Company is terminated. During the Transition Period, Lamba’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Notwithstanding any other term in this Agreement, on August 5, 2025, the Company shall pay Lamba all his earned wages through August 5, 2025.
2.Separation Consideration. In exchange for the execution and effectiveness of this Agreement, the provision of the transition consulting services, and the execution and effectiveness of the Supplemental Release as referenced below (and attached as Exhibit B) (the “Supplemental Release”), the Company will deliver by wire transfer to an account or accounts designated by Lamba:
a.Within 15 days of the date this Agreement is fully executed, $292,000;
b.By the 15th day of each month from September 2025 through December 2025, an additional $292,000 per month; and
c.On December 31, 2025, provided Lamba signs and delivers the Supplemental Release as discussed below, a final payment of $292,000.
Additionally, if Lamba timely elects to continue his group health insurance benefits as discussed in Section 5 below, the Company shall pay directly to the Company’s COBRA administrator Lamba’s COBRA premiums for coverage through December 31, 2025, provided that the Company’s obligation to pay Lamba’s COBRA premiums shall cease if, and at such time, as Lamba obtains substantially similar health coverage from a future employer, and further providing, that Lamba shall notify the Company in writing if, and at such time, that Lamba obtains substantially similar health coverage at a future employer.
The foregoing payments constitute the “Separation Consideration.” The Company shall not terminate this Agreement for any reason, except for cause, providing the Company has first notified Lamba in writing of all the reasons that cause exists and provides Lamba at least 15 days to cure, and if Lamba cures, then cause shall not exist, and further providing that during the 15-day cure period, the Company’s Audit Committee Chair or his designee shall be available for consultations with Lamba and the Company’s Audit Committee Chair shall be responsible for determining whether cause exists after the expiration of the 15-day cure period. Lamba may terminate this Agreement at any time upon 15 days written notice.

Lamba acknowledges that the Separation Consideration is separate consideration for Lamba’s promises, agreements, and representations in this Agreement and in the Supplemental Release and is in addition to anything of value to which Lamba is already entitled. For the avoidance of doubt, Lamba acknowledges that without this Agreement and the Supplemental Release, Lamba is otherwise not entitled to the Separation Consideration.
3.Equity. All of Lamba’s unvested equity awards under the 2013 Equity Incentive Plan (the “Plan”), any equity grant agreements, any equity awards described in his offer letter dated November 4, 2024 (i.e., Initial Equity Award, Initial Performance-Based Equity Award, Sign-On Equity Grant, Sign-On RSUs and Sign-On PSUs), or any other compensation or benefit plan, will be irrevocably canceled in their entirety on the date that Lamba signs this Agreement. For the avoidance of doubt, all of Lamba’s equity vesting shall terminate and cease as of August 5, 2025.
4.Acknowledgments. Lamba agrees: (a) except for wages owed, the Company has paid Lamba all wages, bonuses, and other forms of compensation due to Lamba for work performed on behalf of the Company through the date he signs this Agreement; (b) the Separation Consideration represents full satisfaction of any and all payments or benefits to which Lamba is or may become entitled to under any agreements between Lamba and the Company and constitutes full and complete payment of any amounts and benefits to which Lamba may be entitled pursuant to the Company’s Change of Control and Severance Policy; (c) except as otherwise provided in this Agreement, Lamba is not entitled to receive compensation, fringe benefits, separation benefits or any other employee benefits of any kind from the Company on or after the Separation Date; (d) Lamba has reported all workplace injuries; Lamba has had the opportunity to provide the Company with written notice of any concerns regarding suspected ethical and compliance issues on the part of the Company or any other Releasee; Lamba does not have a pending claim against the Company or any Releasee, including, but not limited to, for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination; or any other pending claims that are released under this Agreement, whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
5.Benefits. Lamba’s participation in all benefits of employment, including, but not limited to, stock vesting, bonuses, vacation, and paid time off, cease as of the Separation Date. Lamba’s group health insurance benefits, if any, shall cease on the last day of the month of the Separation Date in accordance with the terms of the applicable plans, subject to Lamba’s right to continue coverage under COBRA, including pursuant to Section 2, and similar state benefit continuation laws.
6.Expense Reimbursements. Any requests for reimbursements for authorized expenses incurred through the Separation Date, along with supporting documentation must be submitted to the Company within 10 days of the Separation Date. The Company will process reimbursement for these expenses pursuant to its regular business practice.
7.Return of Company Property. Within 10 days of the Separation Date, except as specified by the Company and necessary to provide the transition consulting services, Lamba will return via overnight courier service to the Company all property belonging to the Company, including, but not limited to, Confidential Information (as defined in the Confidential Information and Invention Assignment Agreement), that Lamba had in Lamba’s possession at any time, including, but not limited to: Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, computers, laptops, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions). Lamba agrees that on December 31, 2025, he will return to the Company all property that was retained as necessary to provide the transition consulting services. Lamba agrees not to retain after the dates specified in the preceding sentence any tangible or electronic copies of any such Company property in Lamba’s possession or control. Lamba agrees that Lamba will not copy, disseminate, delete, or alter any information created or stored in any Company issued computer, laptop or other electronic device before returning such property to the Company.
8.Proprietary Information, Non-Interference and Dispute Resolution Obligations. During the remaining period of employment and after Lamba’s Separation Date, and separate and apart from this Agreement, Lamba acknowledges and agrees to comply with Lamba’s continuing obligations under Lamba’s Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit C,. Notwithstanding the foregoing, the Company agrees that, pursuant to the California section of Confidentiality Agreement, Exhibit A, the non- compete clauses contained in §6 of the Confidentiality Agreement do not apply to Lamba and that there are no other non-compete clauses that apply to Lamba. Proprietary information, confidential information and trade secrets protected in this or any other agreement or release that the Company has presented to Lamba is hereby amended to exclude information protected under, and disparaging communications referenced below are subject to, the Protected Rights described in section 19 below (“Excluded Information”), and the Company will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information.
9.RESERVED.
10.Non-Disparagement. Subject to the “Protected Rights” section below, Lamba shall not make any disparaging statements concerning the Company or its activities, or concerning or relating in any way to the Releasees, or the Company’s products or services, where such comment or statement could adversely affect the conduct of the Company’s business or reputation. The Company, its board of directors and officers shall not make any disparaging statements concerning or relating in any way to Lamba.
11.Cooperation. Lamba agrees to make himself reasonably available to and answer questions from the Company’s incoming CFO on a reasonable basis and to execute any documents reasonably necessary to remove Lamba as an officer, director or any other position with the Company. Further, Lamba agrees to voluntarily cooperate with the Company if Lamba has knowledge of facts relevant to any threatened or pending litigation against the Company by making himself reasonably available for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony, providing that Lamba’s cooperation pursuant to this section shall not unreasonably interfere with Lamba’s future employment or consulting work.
12.Release. In exchange for the Separation Consideration and other promises contained in this Agreement, Lamba agrees, on behalf of Lamba’s self, heirs, executors, administrators, successors, and assigns, to release, waive, acquit, and forever discharge, to the extent permitted by law, the Company and all members of the Company Group and their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, parent entities, divisions, subsidiaries, predecessor and successor corporations, and assigns (“Releasees”), of and from all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that Lamba had, now has, or may have arising out of or related to agreements, events, acts or conduct at any time prior to and including the date Lamba signs this Agreement. This release includes, but is not limited to, all claims and demands directly or indirectly arising out of or connected with Lamba’s employment with the Company or the termination of that employment; related to salary, bonuses, commissions, stock, stock options, any ownership interests in the Company, any equity compensation, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other term or condition of employment or form of compensation or wages; for attorneys’ fees or costs; under tort law or contract law (both express and implied) for wrongful discharge, constructive discharge, termination in violation of public policy, fraud, defamation, assault, battery, unfair business practices, personal injury, false imprisonment, negligence, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, invasion of privacy, breach of contract, breach of the implied covenant of good faith and fair dealing, and conversion; for discrimination, harassment, retaliation, and failure to accommodate in violation of any federal, state, or local statute, including, but not limited to, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Family Medical Leave Act (“FMLA”), the Immigration Reform and Control Act, any amendments to the foregoing, and any other federal, state, or local constitution, law, regulation, or ordinance; and any and all claims for any other allegedly unlawful behavior, the existence of which is specifically denied by the Company.
The Company represents and warrants that (i) the Company knows of no claims of any kind that it or any of its officers or directors have against Lamba and (ii) the Company has no intention of suing or otherwise bringing a claim or arbitration demand against Lamba.
13.Exceptions to Release. Notwithstanding the above or any other term in this Agreement, Lamba’s release contained in this Agreement does not release and is not intended to release claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered retirement or health benefit plans as applicable on the date Lamba signs this Agreement, (c) that may arise after Lamba signs this Agreement, (d) for reimbursement of approved business expenses under the Company’s expense reimbursement policies, (e) which cannot be released by private agreement, (f) arising out of this Agreement, (g) to or for indemnification, a defense and/or to be held harmless to the maximum extent provided for, by or in any law, corporate document, contract, or otherwise, including, without limitation, the December 2, 2024 Indemnification Agreement between Lamba and the Company, which is attached as Exhibit D; and (h) under any insurance policy now or previously in force, including, without limitation, under any director’s and officer’s, employment practices liability and/or errors and omissions insurance policies.
14.Covenant Not to Sue. Lamba promises not to file any lawsuit or arbitration proceeding based on any claims released by this Agreement. The Company promises not to file any lawsuit or arbitration proceeding based on any claims covered by its representation and warranty in Section 12.
15.No Admission of Liability. This Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Releasees.
16.Applicable Time Periods. The Company has advised Lamba to consult with an attorney prior to signing this Agreement and Lamba affirms that Lamba was represented by an attorney in his negotiation of this Agreement. As an express condition to being entitled to receive and be paid any Separation Consideration, Lamba has until August 5, 2025 at 7:00 a.m. California time (the “Agreement Deadline”), to review, sign and deliver this Agreement. Lamba has until December 31, 2025 at 10:00 a.m. California time (the “Supplemental Release Deadline”) to sign and deliver the Supplemental Release and may sign it at any time on or after December 15, 2025. If Lamba does not sign the Supplemental Release, then the Company’s only recourse for Lamba’s failure to do so is to withhold payment of the December 31, 2025 $292,000 payment. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).
17.Choice of Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Delaware. Lamba acknowledges and affirms that Lamba has been individually represented by legal counsel in negotiating the terms of this Agreement, including, but not limited to, this Section 17. Lamba represents and confirms advised him as existence of California Labor Code Section 925 and its protections as to the law applicable to, any claim or controversy arising in California. Lamba acknowledges and confirms the Company has instructed him to consult counsel regarding the terms of this Agreement, and Lamba states that he has in fact consulted counsel (i) as to the negotiation of the terms and (ii) its designation of Delaware law as the law applying to any dispute that may result from, arise out of, be in connection with or relating to this Agreement and Lamba’s obligations thereunder, Lamba’s employment with or separation from the Company (including claims or controversies arising in California). All disputes arising out of or relating to this Agreement shall be resolved exclusively in the federal and state courts in and for San Mateo County, California.
18.Tax Consequences. The Company makes no representations with respect to the tax consequences of the payments and any other consideration provided to Lamba or made on Lamba’s behalf under the terms of this Agreement. Lamba agrees and understands that Lamba is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments provided hereunder by the Company and any penalties or assessments thereon. Lamba further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Lamba’s failure to pay or delayed payment of personal federal or personal state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
19.Protected Rights. Lamba understands that nothing in this Agreement shall in any way limit or prohibit Lamba from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Lamba has reason to believe is unlawful. Notwithstanding the foregoing, Lamba agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Lamba further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Lamba is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Lamba may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit

Lamba’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Lamba or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.
20.Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to Lamba, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Lamba has a “separation from service” within the meaning of Section 409A. If, at the time of Lamba’s termination of employment, Lamba is a “specified employee” within the meaning of Section 409A, Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Lamba will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. It is the Company’s intent that all Separation Consideration Payments are short-term deferrals and that there will be no Deferred Payments. Each payment, installment, and benefit payable under this Agreement is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any subsidiary of the Company reimburse any Lamba for any taxes that may be imposed on him or her, including as a result of Section 409A.
21.Authority. Lamba and the Company represent and warrant that Lamba and the Company, as applicable, have all necessary authority to enter into this Agreement and that Lamba and the Company, as applicable, have not transferred any interest in any claims to any other third party.
22.Entire Agreement; Attorney’s Fees. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding between Lamba and the Company with regard to its subject matter and Lamba’s separation from the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein or in the Exhibits, and supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by Lamba and a duly authorized representative of the Company. The Parties agree that should any part of this Agreement be found to be void or unenforceable by a court or arbitrator, that determination will not affect the remainder of this Agreement, and a court or arbitrator shall have the power to interpret and reform any void or unenforceable provision so as to comply with legal requirements and the intent of the Parties. Each Party shall be solely responsible for all of its attorney’s fees and expenses, provided that the Company shall reimburse Lamba for his reasonable attorneys’ fees and expenses incurred that are related to his resignation and this Agreement.
23.No Mitigation; Statements to Third Parties. Lamba shall have no duty to mitigate any breach of this Agreement by the Company or any of its affiliates and all payments and benefits required to be made by this Agreement shall be made or provided in full without regard to any payments or other benefits Lamba may receive from future employment, consulting work or otherwise. In the event any third party inquires about Lamba, the Company shall state only that Lamba served as its Chief Financial Officer from December 2, 2024, until August 5, 2025, and that Company policy prohibits the Company from providing any further information about Lamba.

24.Voluntary Execution of Agreement. Lamba understands and agrees that Lamba executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Lamba’s claims against the Company and any of the other Releasees. Lamba acknowledges that:
a.Lamba has read this Agreement;
b.Lamba has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Lamba’s own choice or has elected not to retain an attorney;
c.Lamba understands the terms and consequences of this Agreement and of the releases it contains;
d.Lamba is fully aware of the legal and binding effect of this Agreement; and
e.Lamba has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RingCentral, Inc.

/s/ John Marlow	Date:	8/5/2025
John Marlow
Chief Administrative Officer

In exchange for Separation Consideration and other promises contained in this Agreement, Lamba is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. The Company has provided Lamba with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Lamba already is represented by an attorney.
By signing Lamba’s name below via DocuSign, Lamba is (a) accepting the terms and conditions of this Agreement; and (b) agreeing that Lamba’s typed name is Lamba’s electronic signature and to use an electronic signature to demonstrate Lamba’s acceptance of this Agreement. Lamba’s electronic signature is as legally binding as an ink signature.

/s/ Abhey Lamba	Date:	8/5/2025
Abhey Lamba

EXHIBIT A:
STATE SPECIFIC ADDENDUM TO SEPARATION AGREEMENT AND RELEASE

APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES: ALABAMA, CALIFORNIA, HAWAII, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEVADA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, WASHINGTON, OR WEST VIRGINIA

1.ALABAMA. If during employment with the Company, Lamba lived or worked in Alabama, the following language is added to the end of the non-disparagement section:

The non-disparagement obligation in this agreement does not prevent Lamba from exercising the right to (a) communicate with a law enforcement officer acting within the line and scope of the officer’s law enforcement duties that a violation of the law has occurred or is occurring; (b) communicate with a government regulator acting within the line and scope of the regulator’s regulatory duties that a violation of the law has occurred or is occurring; (c) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (d) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (e) confer with the obligated party’s attorney for the purpose of obtaining legal advice or representation; (f) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (g) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (h) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.

2.CALIFORNIA. If during employment with the Company, Lamba lived or worked in California, the following additions apply:

The following language is added to the end of the release:

Lamba is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The following is added to the section on exceptions to the release.

Lamba is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.

The following is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Lamba from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Lamba has reason to believe is unlawful or waives Lamba’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Lamba has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

3.HAWAII. If during employment with the Company, Lamba lived or worked in Hawaii, the following is added to the section on protected rights:

Nothing in this agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.

4.ILLINOIS. If during employment with the Company, Lamba lived or worked in Illinois, the following is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions is intended to or will be used in any way to limit Lamba’s right to make truthful statements or disclosures regarding unlawful employment practices or precludes Lamba from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Lamba has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

5.MASSACHUSETTS. If during employment with the Company, Lamba lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.

6.MINNESOTA. If during employment with the Company, Lamba lived or worked in Minnesota, Lamba has 15 days to revoke the agreement instead of 7. In addition, the Agreement shall not become effective until the 15-day revocation period expires, provided Lamba does not revoke.

7.MONTANA. If during employment with the Company, Lamba lived or worked in Montana, the following language is added to the end of the release:

Lamba is releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR. Lamba understands that Lamba is referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”

8.NEVADA. If during employment with the Company, Lamba lived or worked in Nevada, the following language is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions precludes Lamba from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Lamba has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

9.NEW JERSEY. If during employment with the Company, Lamba lived or worked in New Jersey, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the New Jersey Conscientious Lamba Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.

In addition, the following is added to the section on protected rights:

Nothing in this Agreement including but not limited to the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of requiring Lamba to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Lamba does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.

10.NORTH DAKOTA. If during employment with the Company, Lamba lived or worked in North Dakota, the following language is added to the release:

Lamba expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.

11.OREGON. If during employment with the Company, Lamba lived or worked in Oregon, the following is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of preventing Lamba from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents Lamba from disclosing the amount or fact of any settlement. Lamba acknowledges receiving a copy of the Company’s policy containing procedures and practices for the reduction and prevention of discrimination, including sexual assault.

12.SOUTH DAKOTA. If during employment with the Company, Lamba lived or worked in South Dakota, the following language is added to the release:

Lamba expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.

13. WASHINGTON. If during employment with the Company, Lamba lived or worked in the State of Washington, the following is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Lamba from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Lamba reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Lamba remains subject to the obligation to keep confidential the amount paid in settlement of any claim.

14.WEST VIRGINIA. If during employment with the Company, Lamba lived or worked in West Virginia, the following language is added to the agreement in the indicated places:

•“The West Virginia Human Rights Act” is added to the list of statutes in the release and Arbitration Agreement,

•A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to the section on applicable time periods,

•“This confidentiality obligation does not apply to communications between Lamba and (i) the West Virginia Human Rights Commission and (ii) similarly situated employees” is added to the end of section on confidentiality, and

•“The method and/or factors used or considered in arriving at the amount of consideration offered” is included with the information provided for a group termination program. In addition, all employees in West Virginia receive the information about group termination programs.

EXHIBIT B:
CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

CONFIDENTIAL INFORMATION, PROTECTIVE COVENANTS, AND ASSIGNMENT AGREEMENT
This Confidential Information, Protective Covenants, and Assignment Agreement (“Agreement”) is entered into by and between the individual identified in the signature block below as the Employee (“Employee”, “I” or “me”) and RingCentral, Inc. (“RingCentral”), for the benefit of RingCentral and any Affiliate (defined below) that I become employed with or perform services for or that otherwise has a protectable interest covered by this Agreement (collectively, the “Company”), collectively the “Parties.”
As a condition of my employment (new or continued), and in exchange for good and valuable consideration that includes my employment, access to Confidential Information (defined below), and such other consideration as may be provided for in this Agreement or provided to me as consequence of this Agreement, the sufficiency of which I acknowledge, and subject to any state-specific modification under Appendix A that may apply to me, I agree as follows:
1.Protected Interests. The Company’s current line of business is the development and provision of software-as-a-service (“SaaS”) solutions that enable businesses to communicate, collaborate and connect. I acknowledge that the Company has a protectable interest in the forgoing line of business and that the Company’s line of business and products and/or services is likely to change over time. I agree that through my position of employment I will naturally be informed of such changes without any need for amendment or modification of this Agreement. My skills, education, and/or experience are such that my compliance with the restrictions provided for in this Agreement will not place an unreasonable burden on me or prevent me from earning a living, and I agree that this Agreement is narrowly tailored to protect the Company’s legitimate protectable interests.
2.Duty of Loyalty. In reliance upon my promises in this Agreement, I will be placed or retained in a position of special trust and confidence by the Company where I will be entrusted with certain trade secrets and other Confidential Information of the Company and will be given access to and/or involvement in certain key business relationships that the Company has invested significant time and resources in developing for its benefit. While employed by a Company entity, I will have a duty of loyalty to the Company that includes the obligation:
(a) to devote my best efforts to my employment duties, (b) to promptly notify the Company of business opportunities related to the Company’s line of business without pursuing them independently for personal gain without the written authorization of the Company, (c) to avoid competing with the Company, assisting others in their efforts to compete with the Company, or otherwise engaging in conduct or associations that create a conflict of interest, and (d) to avoid knowingly interfering with key business relationships (such as customers, employees, and suppliers) for the benefit of any person or entity who is engaged in, or preparing to engage in a competing business enterprise. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is related to the business or affairs in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
3.At-Will Employment. I understand that my employment with the Company is “at will.” This means that I may terminate my employment with the Company at any time for any reason. Likewise, the Company may terminate my employment at any time and for any reason. Only the CEO of the Company has the authority to make any agreement to alter the at-will nature of my employment and then only in writing.

4.Representations and Warranties
4.1.I acknowledge that it is my responsibility to ensure that I am not subject to any legally binding obligations to another party that would prohibit me from being employed with the Company or performing the duties of the position I am being employed by the Company to perform, and I represent that I am subject to no such legal impediments to my employment. I agree that during my employment with the Company, I will not improperly use, incorporate, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
4.2 I undertake not to use any former employer’s proprietary or confidential information, including any trade secrets, during my employment at the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, to the extent allowed by law, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.
4.3. If I have been engaged to provide services to the Company for a period of time prior to the date of this Agreement (a “Prior Engagement Period”), I acknowledge and agree that the Company’s rights and remedies related to Confidential Information, Third Party Confidential Information, and Intellectual Property, each defined below, created by this Agreement will apply with equal force and authority to all Confidential Information, Third Party Confidential Information, and Intellectual Property, with which I have involvement while engaged by the Company, irrespective of whether my engagement with the Company was during a Prior Engagement Period or after executing this Agreement. I hereby waive and release and agree not to assert any claims or rights that would be contrary to the forgoing.
5.Confidentiality Obligations.
5.1. “Confidential Information” refers to any item of information, or compilation of information, in any form (tangible or intangible), related to the Company’s business and of value to it that I first gain knowledge of or access to as a consequence of employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential.
a.Confidential Information shall be presumed to include, but is not limited to, the following nonpublic items of information in the following categories: Company’s customer and prospective customer lists, customer contact names and contact information (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), customer pricing variables and criteria (including proposals and analysis related to same); technical data, trade secrets, proprietary information, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, software, source code, coding, developments, inventions, discoveries, ideas, concepts, processes, formulas, technology, designs, images, drawings, graphical user interfaces, engineering, hardware configuration information, network infrastructure or design thereof, systems, tools, databases (whether or not protected by copyright) disclosed by the Company either directly or indirectly in writing, electronically, orally or by drawings or inspection of premises, parts, equipment, or other Company property; domain names, website content and designs, data compilations and analysis, sales figures, finances, and other business information; information entrusted to me in confidence as part of my job duties regarding other employees, consultants and service providers including: compensation information and expectations, skills, knowledge, ability to create or fulfill certain functions, products and services, work experiences, and professional abilities, strengths and weaknesses; and, information provided to the Company in confidence by third parties that the Company is obligated to keep confidential by law or through contractual commitments (such as personal identifying information like social security numbers, or a third-party’s specifications for a project) (“Third-Party Confidential Information”).
b.Confidential Information shall not include information which I can establish, through contemporaneous records or other means: (i) is publicly known or is widely and readily available to the public or others within the industry through lawful and proper means (using the standard for proper and improper means applicable under the Uniform Trade Secrets Act), or (ii) was in my rightful possession, without confidentiality obligations, and through sources independent from the Company, prior to the time it was disclosed or made available to me by the Company as shown by my then-contemporaneous written records. Due to its special value and utility as a compilation, a confidential compilation (like a customer list) will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private exchanges or disclosures of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement.
5.2. Nondisclosure. I agree that during my employment and for so long thereafter as the information qualifies as Confidential Information under this Agreement, I will not engage in any use or disclosure of Confidential Information that is unlawful, contrary to honest commercial practice, or not authorized by the Company and undertaken for the benefit of the Company, nor will I solicit or cause a third party to do so.1 This obligation specifically prohibits, among other things, the use or disclosure of Confidential Information for the benefit of a competitor or on behalf of any person or entity preparing to compete with the Company, and includes use or disclosure of information on social media. I will not reverse engineer, decompile object code, disassemble, or derive source code, underlying ideas, algorithms, structure, or organizational form of Company’s technology, or solicit or cause a third party to do so. I will comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information. These obligations do not prohibit my use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or my profession. Unless prohibited by law from doing so, I will notify the Company as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests and will cooperate with the same. I will not retain, copy, recreate, or transfer to any third party any Confidential Information after employment ends without written Company authorization to do so. However, nothing in this Section 5 shall prohibit Protected Conduct (described in Section 11 below).
6.Protective Covenants. As a result of this Agreement and my employment I will be entrusted with Confidential Information, customer contact and goodwill, and/or special access to key business relationships that may give me an unfair competitive advantage following employment that could cause irreparable harm to the Company. Accordingly, subject to any modifications applicable to me under
1 If (and only if) it is required by controlling state law for the restriction to be enforceable, the post-employment restriction on my use of Confidential Information that does not constitute either a trade secret or Third-Party Confidential Information will expire three years after my employment ends. Trade secret information will have no such time limit and will remain protected for as long as the information would qualify as a trade secret absent this Agreement. Third Party Confidential Information will remain protected for as long as the agreements and any applicable laws and regulations related to such information (such as regulations concerning privacy of personal identifying information) provide.

Appendix A, I agree to the following reasonable limitations (collectively referred to as the “Protective Covenants”) on my conduct following the date my employment with the Company ends (my “Termination Date”):
6.1. Noncompete. For a period of twelve (12) months after my Termination Date, I will not provide services to or be associated with a Competitor in any role or position (as an employee, director, owner, consultant or otherwise) that would involve Competitive Activity, within the Restricted Area, without the Company’s written approval in advance. This paragraph is my “Noncompete” covenant.
6.2. Customer Nonsolicit. For a period of twelve (12) months after my Termination Date, I will not, directly or through assistance to others, participate in soliciting a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company, without the Company’s written approval in advance. This paragraph as my “Customer Nonsolicit” covenant.
6.3. Employee Nonsolicit. For a period of twelve (12) months after my Termination Date, I will not, for the benefit of a Competitor, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of the Company or assist a Competitor in efforts to hire a Covered Employee away from the Company without the Company’s written approval in advance. This paragraph is my “Employee Nonsolicit” covenant.
6.4. Supplier Nonsolicit. For a period of twelve (12) months after my Termination Date, I will not knowingly interfere with the Company’s business relationships with its Covered Suppliers by soliciting or knowingly taking any action that would cause a Covered Supplier to cease or reduce doing business with the Company, without the Company’s written approval in advance. This paragraph is my “Supplier Nonsolicit” covenant.
6.5. Related Terms and Definitions. For purposes of this Agreement, the following will apply:
a.“Competitor” refers to a person or entity who is engaged in (or is planning or preparing to engage in) the Company’s line of business, and/or is in the business or producing or providing products or services that displace the business opportunities for the Company’s products and/or services, or that otherwise compete with them.
b.“Competitive Activity” refers to business-related activity on behalf of a Competitor that involves (i) providing, supervising, or managing services that are the same as or similar in function or purpose to those I provided, supervised, or managed for the Company in the Look Back Period, (ii) assisting in the creation, development, or improvement of a product or service that displaces or otherwise competes with the products and/or services of the Company, (iii) accepting, participating in, or otherwise engaging in business with Covered Customer, or (iv) undertaking any other duties or responsibilities that would be likely (whether intentional or not) to require or result in the use or disclosure of Confidential Information for the benefit of a Competitor.
c.“Covered Customer” means a customer of the Company with whom I had material contact in the Look Back Period. Material contact will be presumed present if in the Look Back Period I (or persons under my supervision) had contact with the customer, or I was provided Confidential Information about the customer, or I received commissions or other beneficial credit for business conducted with the customer. Customers will be presumed to include active customer prospects as of the Termination Date that I have material contact with and will not be limited to the end user or purchaser of the Company’s products or services but shall also be understood to include customer representatives like brokers or other intermediaries who control the decision to do business with the Company.
d.“Covered Employee” means an employee that I worked with, gained knowledge of, or was provided Confidential Information about as a result of my employment with Company during the Look Back Period.

e.“Covered Supplier” means any person or entity such as a key supplier or similar participant in a business relationship with the Company that the Company relies upon and would have difficulty replacing without significant disruption to its business and/or risk of irreparable harm, and that I had material contact with or was provided Confidential Information about in the Look Back Period.
f.“Look Back Period” means the period of my employment with the Company (including any period of employment with a predecessor entity acquired by the Company) within the two (2) years preceding the Termination Date.
g.“Restricted Area” refers to: each market area or territory assigned to me in the Look Back Period (using the city, county, state or other designation used in the ordinary course of the Company’s business), if any are so assigned; the county(ies) and state(s) where I am employed and engaged to provide services for the Company (including but not limited to the county and state where I reside) during the Look Back Period; the counties where I conduct business for the Company in the Look Back Period; the geographic area that falls within a 50 mile radius of any sites, facilities, or locations where Company provides its goods or services that I have any material involvement with, manage, or supervise; and, each additional county and state within the United States where the Company does business, or has demonstrable plans to do business, that I have material involvement with or am provided Confidential Information about, in the Look Back Period. References to a state or county include their recognized equivalents under federal law. If the Restricted Area is not clear to me upon my Termination Date, I will seek clarification from the Company’s Legal Department within 14 days after the Termination Date and I agree not to dispute any uncertainty I may have regarding the scope of the Restricted Area if I do not do so.
h.“Soliciting.” It will be presumed that to “solicit” or “soliciting” and their derivations mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It shall not include general advertising (such as “help wanted” ads) that are not targeted at the Company’s employees or customers. My Employee Nonsolicit, Customer Nonsolicit, and Supplier Nonsolicit covenants are understood to be reasonably and logically limited by geography to those locations where the subjects are located and available for solicitation and no further geographic limitation is necessary to make these restrictions reasonable. However, if a different form of geographic limitation is necessary to make one of these restrictions enforceable then the restriction(s) that need it for enforceability shall be considered limited to the Restricted Area.
i.Limitations. Notwithstanding anything in this Agreement to the contrary, nothing prohibits me from owning a non-controlling interest consisting or two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that I am not a controlling person of, or a member of a group that controls, such business, and further provided that I do not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit my employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as I provide written assurances regarding the non-competitive nature of my position that are satisfactory to the Company upon request. If I am a licensed attorney, nothing in this Agreement shall be construed or applied to prohibit me from engaging in the practice of law after my employment with the Company ends in accordance with ABA Model Rule of Professional Conduct 5.6. Irrespective of where I sign this Agreement or where I perform my services for the Company, I understand that the post-employment restrictions in the Protective Covenants (inclusive of the Noncompete) will not be applicable to me in the event California is my primary place of residence or work.
j.Fairness Extension. If I breach one of the post-employment restrictions in this Agreement for which there is a specific time limitation, the post-employment period of the breached restriction will be extended for an additional period of time equal to the time that elapses from commencement of the breach to the later of (i) the definitive termination of such breach or (ii) the final resolution of any litigation arising from such breach; provided, however, that this extension of time shall be capped so that the extension of time itself does not exceed the length of time originally proscribed for the restriction or a maximum of one year, and if this extension would make the restriction unenforceable under controlling law, it will not be applied. This shall be referred to as the “Fairness Extension.
k.New Employer Notice. I will provide notice of the restrictions in this Agreement to any prospective employer who makes an offer of employment to me prior to accepting such offer to ensure the employment offered does not violate this Agreement. I consent to the Company communicating its opinion regarding the application of this Agreement and its restrictions to any such prospective employer or other third party and will not assert any claim or cause of action based on such a communication.
7.Intellectual Property. I understand that, among other things, I am employed to use my inventive and creative capacities for the benefit of the Company. Accordingly, the wages that I receive as an employee of the Company are inclusive and are the agreed upon and sufficient consideration for my agreement regarding Intellectual Property provided for below.
7.1    Assignment of Intellectual Property. References in this Agreement to “Intellectual Property” or “IP” refers to inventions, original works of authorship and other copyright eligible material, notes, records, drawings, designs, logos, improvements, modifications, developments, discoveries, concepts, ideas, know-how, and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, and all rights in them or to their use. I hereby fully, finally, and irrevocably assign to the Company all rights, title, and interest in and to all items of Intellectual Property that I conceive, create, develop or discover during my employment with the Company (past, present, and future) that either: (i) relate to the Company’s line of business or its actual or demonstrably anticipated research and development, (ii) were developed or discovered with the assistance of trade secrets, confidential information, tools, equipment, personnel or other resources of the Company, or (iii) are suggested by, relate to, or result from any work performed by me for the Company; and nothing in this Agreement shall be construed to create or require the assignment of an invention that cannot be lawfully assigned through an employment agreement as a condition of employment under controlling law (collectively “Company IP”).2 I agree that this assignment includes a present conveyance to the Company of ownership of Intellectual Property not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and also considered Company IP. I agree to cooperate fully with any requests by the Company relating to assignment, filing, prosecution, litigation, protection, or divestiture of Company IP. I understand and agree that the decision whether or not to monetize or commercialize or market any Company IP is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to monetize or commercialize any such Intellectual Property.
7.2    Prior Inventions and Other Intellectual Property Claims. In the event that I claim to own rights in any invention or other Intellectual Property related to the Company’s business or its line of business, that I claim should be excluded from assignment to the Company under this Agreement because the IP was conceived, created, developed or discovered by me prior to my employment with the Company or for some other reason, I will identify it in “Appendix B – Prior Invention and Other Intellectual Property Claims” at the time I execute this Agreement, and in any attached pages thereto. Any such submission in or attached to Appendix B will provide a description of the IP without revealing any trade secrets and will identify the date the item of IP was first conceived, created, developed, or discovered by me. In the event no such Appendix B description is submitted by me, I represent that I have no such claims and will assert no such claims.
7.3    License Regarding IP Not Assigned. In the event I, or any person operating within my supervision or control, incorporates an item of IP that I retain ownership or control, or claim to have ownership or control of, into any product or service of the Company, I grant the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of the IP that is so incorporated and any derivatives thereof (“Licensed Works”), and agree to assert no claim to royalties, rights of control or attribution, or other Moral Rights (defined below), in
2 I acknowledge notice of the following laws of this nature: Cal. Lab. Code, § 2870; Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265; NY Labor Law § 203-f; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140); and I acknowledge that additional notices concerning the substance of some of these state laws limiting invention assignment are provided to me in Appendix A.

same. The foregoing applies to any incorporated IP that is not assigned to the Company through this Agreement, irrespective of why it is not assigned (whether due to express exclusion under this Agreement or by force of law or any other circumstance).
7.4. Moral Rights. Any assignment to the Company of Intellectual Property includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
7.5    Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Intellectual Property made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.
7.6    Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Company IP in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, prosecute, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Company IP, and testifying in a suit or other proceeding relating to such Intellectual Property. I further agree that my cooperation obligations regarding Company IP under this Agreement shall continue after the termination of this Agreement.
7.7    Attorney-in-Fact. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to any Company IP, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents, industrial designs, trademarks, or copyright registrations covering the Intellectual Property assigned to the Company under this Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Intellectual Property to further the prosecution and issuance of patents, industrial designs, or copyright registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.
8.Company Property. All records related to the Company’s business activities and business development efforts created in the course of the Company’s business (such as contact lists, investment opportunity or prospect lists, calendars, and notes), whether made by me or others, and wherever stored (in email, text messages, cell phones, computers or otherwise) are the property of the Company (“Company Records”). I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the Company or by third-party providers on behalf of the Company. I recognize that access or use of Company computer systems to compete or prepare to compete is unauthorized access and strictly prohibited.

8.1.    I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, save, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Intellectual Property, all electronically stored information and passwords to access such property, Company credit cards, records, documentations, user manuals, data, notes, notebooks, lab books, reports, files, software, code, coding, tools, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, slides, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those Intellectual Property records maintained by me in accordance with this Agreement.
8.2.    In connection with my obligation to return information to the Company, I agree that I will not copy, save, disseminate, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Electronic Media Equipment before I return the Electronic Media Equipment and Electronic Media Systems to the Company. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any information that relates to the Company, including but not limited to, Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all information that relates to the Company as directed by the Company.
8.3 Upon request from the Company, I agree to sign and deliver to the Company a certification under oath in a form acceptable to the Company confirming my compliance with all of my obligations under this Section. I agree that my failure or refusal to do so will entitle the Company to an inference that I have violated or intend to violate the confidentiality provisions set forth in this Agreement. Upon request from the Company, I will provide the Company reasonable means to access and verify that no Company Records and/or Confidential Information have been retained by me on personal computers, cell phones, email, or cloud storage accounts, or in any other place that is subject to my control without the Company’s authorization after employment ends. Nothing herein prohibits me from retaining records provided to me by the Company concerning my own compensation, benefits, and agreements with Company.
9. Survival and Severability. This Agreement shall, in accordance with its terms, remain in effect after, and be unaffected by any change in position, title, duties, compensation, or other terms and conditions of my employment, or the termination of my employment (where a clause indicates it creates post-employment obligations). The provisions of this Agreement are severable. The existence of a cause of action by me against Company shall not constitute a defense to enforcement of my obligations under this Agreement. If an authorized “Adjudicator” (arbitrator, arbitration panel, or court) determines that a covenant herein cannot be enforced as written in some part (such as time, scope of activity, or geography), the parties agree to the Adjudicator’s temporary or permanent enforcement of the restrictions to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction to make it enforceable. If, despite the foregoing, any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the offending provision were never contained in the Agreement. In the event this Agreement is found to be void or unenforceable in whole or in any part deemed material by the Company, any prior existing agreement between me and the Company may be revived at the election of the Company upon notice to me from the Company so that the Company’s protected interests remain protected. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the clause where it would be applied unenforceable.
10.Special Remedies. A violation of this Agreement by me would cause not only actual and compensable damage, but also irreparable harm and continuing injury to the Company for which there would not be an adequate remedy at law. Accordingly, if I should breach or threaten to breach this Agreement, the Company shall be entitled to equitable remedies in the form of temporary and permanent injunctive relief to enforce this Agreement in addition to, and not in lieu of, any and all other legal remedies to which it would otherwise be entitled. Where permissible, no bond will be required if an injunction is sought to enforce any of the covenants set forth herein; provided, however, that if a bond is deemed necessary for issuance of injunctive relief to enforce my obligations, a bond of $1,000 shall be presumed sufficient. In addition to, and not in lieu of injunctive relief to prevent further violations, the Company will have the right to recover from me a sum equal to thirty percent (30%) of the annual compensation of any Covered Employee that the Company loses as a result of (in whole or in part) my breach of the Employee Nonsolicit. Company shall be deemed the prevailing party for all purposes if any relief is granted to it, irrespective of whether some relief requested by the Company is also denied. In the event that the Company pursues legal action to enforce the terms of this Agreement due to a breach or threatened breach by me, the Company shall be entitled to recover from me all costs and expenses, including without limitation, reasonable attorney’s fees and expenses (including expert witness and investigation fees, and court costs) incurred by the Company in connection with such litigation, in addition to any and all other rights and remedies; provided, however, that if controlling law would convert the forgoing provision into a reciprocal obligation whereby either prevailing party could recover attorney’s fees and expenses, then each party will bear its own attorney’s fees and expenses.
11. Protected Conduct. Nothing in this Agreement prohibits me from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission (SEC), Department of Labor, or Occupational Safety and Health Commission) an event that I reasonably and in good faith believe is a violation of law, obligates me to inform the Company before or after making such a report, prohibits me from cooperating in an investigation conducted by such a government agency, limits or affects my right to disclose or discuss sexual harassment or sexual assault disputes, or prohibits me from providing truthful testimony in a legal proceeding. Nothing in this Agreement or in any other Company agreement, policy, directive, or representation prohibits or impedes me, or any employee or former employee of the Company, from communicating directly with the SEC under the protection of SEC Rule 21F-17. If I have initiated communication with the SEC relating to a possible securities law or rule violation, nothing in this Agreement prohibits or impedes my ability to continue to communicate directly with the SEC or requires me to first seek consent, written or oral, from the Company before doing so. Further, nothing in this Agreement prohibits or impedes me from testifying in any SEC proceeding or, if eligible under applicable law, interferes with my right, if any, to receive an award from the government for information provided to the SEC. I acknowledge notice that under the Defend Trade Secrets Act (DTSA) no individual may be held criminally or civilly liable under Federal or State trade secret law for a trade secret disclosure that complies with 18 USC §1833(b); such as a disclosure (a) made in confidence to a Federal, State, or local government official, directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) made in a complaint or other document filed in a lawsuit or other adjudicatory legal proceeding, if such filing is made under seal. Also, under this law an individual pursuing a legal claim for retaliation by an employer for reporting a suspected violation of the law may disclose a trade secret to his/her attorney and use it in documents filed in the adjudicatory proceeding under seal provided he/she does not engage in disclosure except pursuant to order of the adjudicator. Nothing in this Agreement prohibits me from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company for any purpose protected under the National Labor Relations Act (such as the right of employees to self-organization, to form, join, or assist labor organizations, or to engage in other concerted activities for their mutual aid or protection), unless the information is entrusted to me in confidence by Company as part of my job duties or I am employed in a supervisor or management level position. The forgoing is collectively referred to as “Protected Conduct.” This Protected Conduct provision shall not be construed to protect, invite, permit, or limit liability for illegal activity such as breaking and entering, illegal computer access (hacking) or theft of Company property.
12. Beneficiaries, Successors, and Assigns. “Affiliate” refers to any entity under common ownership or control with RingCentral, or a successor thereof, within the meaning of Rule 405 of the Securities Act of 1933. This Agreement shall automatically inure the benefit of, and may be enforced by the Company, Affiliates, and their successors, and assigns, who have a protectable interest covered by the Agreement. If my employment is transferred from the undersigned Company entity to an Affiliate, the Affiliate will assume the same position and rights as the original employer Company under this Agreement without the need for any further agreement by me. I agree to the assignment of this Agreement by Company and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer, or acquisition consummated by Company, its parent, or any of their Affiliates, or relating to all or part of their assets. My obligations under this Agreement are personal in nature and may not be assigned by me to someone else.
13. Complete Terms, Modification and Waiver. The Parties are not relying upon any representations, agreements, terms, or conditions not contained within this document in making the decision to enter into it. This Agreement, together with any applicable agreement to arbitrate, is the full and complete agreement of the Parties with regard to the matters covered in it. The Company’s rights under this Agreement can only be waived or modified in a writing executed by an officer of the Company, including but not limited to, the Company’s Chief Administrative Officer or Chief Human Resources Officer, and cannot be waived orally or through the Company’s failure to take action to enforce this Agreement or any comparable agreement against me or any other person.
14. Choice of Law and Venue. The laws of the state where I am primarily employed with the Company will control the interpretation and application of this Agreement without regard to any conflicts of law principles of any other state to the contrary; provided, however, the Federal Arbitration Act, U.S.C. § 1 et seq. shall control as to all arbitration rights. Any disputes arising from or related to this Agreement will be resolved in accordance with the Parties’ arbitration agreement in effect at the time the dispute arises where such is applicable with the understanding that the Parties’ arbitration agreement may allow for temporary or provisional remedies in a court of law, pending final resolution through arbitration, to prevent irreparable harm or frustration of the purposes of this Agreement before an arbitration can be conducted.
15. All Duties and Rights Preserved / Right to Consult Attorney. This Agreement creates obligations that supplement, but do not replace or diminish the obligations I would otherwise have to the Company as an employee placed in a fiduciary position of special trust and confidence regarding its trade secrets and Confidential Information. Nothing in this Agreement modifies or places a limitation on the Parties’ right to end the employment relationship or otherwise alters the at-will nature of the Parties’ employment relationship. I understand that I have the right to consult with an attorney before entering into this Agreement and have been advised to do so.
16. Counterparts, Electronic Signature and Effective Date. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be executed and delivered via facsimile, electronic mail, or other electronic means. I may decline the use of an electronic signature and instead elect to sign a paper copy of this Agreement by hand in ink. The Company will accept this Agreement as executed upon my acceptance to it either electronically or by hand. The effective date of this Agreement shall be the date signed by me below unless entering into this Agreement was or is a condition of my initial employment in which case the terms of this Agreement are effective on the first day of my employment.

By signing via DocuSign below, I am (a) accepting the terms and conditions of the Confidential Information, Protective Covenants, and Assignment Agreement ("Agreement'') above; and (b) acknowledging and authorizing the use of an electronic signature to accept the terms of this Agreement. My electronic signature is intended to show my acceptance of this Agreement and is as legally binding as an ink signature.

EMPLOYEE	RINGCENTRAL, INC.

/s/ Abhey Lamba	By: /s/ John Marlow

Abhey Lamba	RingCentral, Inc
Date: 12/02/2024

APPENDIX A
State-Specific Modifications
Alabama. If Alabama law controls, then: The Employee Nonsolicit covenant shall only apply to Covered Employees who are in a position uniquely essential to the management, organization, or service of the business (such as an employee involved in management or significant customer sales or servicing). Covered Customers shall be modified to cover only those Customers who are current customers when my employment ends.
California. Irrespective of where I sign this Agreement or where I perform my services for the Company, I understand that the post-employment restrictions in the Protective Covenants (inclusive of the Noncompete) will not be applicable to me (except as provided below) in the event that California is my primary place of residence or primary place of work. If I primarily reside or work for the Company in California, then: Nothing in this Agreement will require me to adjudicate outside of California a claim arising in California or be applied so as to deprive me of the substantive protection of California law with respect to a controversy arising in California. Accordingly, the Noncompete, Customer Nonsolicit, and Supplier Nonsolicit will not apply to me, and the Employee Nonsolicit will not apply to me to the extent it would restrain me from engaging in a lawful profession, trade, or business of any kind (as this standard is applied under Cal. Bus. & Prof. Code §16600). Conduct involving misappropriation of Company trade secrets will remain prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against me under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement. Nothing in the Agreement shall be construed to prohibit me from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. In accordance with Cal. Lab. Code, § 2870, the invention assignment obligation in the Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on my own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for Company. The jury trial waiver will not apply to me.
Colorado. If I primarily reside and work for the Company in Colorado, then: Nothing in this Agreement will require me to adjudicate outside of Colorado the enforceability of a covenant not to compete or require that another state’s law other than Colorado law govern the enforceability of a covenant not to compete that applies to me. I agree that the defined Competitive Activity is activity that would (by its nature) involve or lead to the compromise of trade secrets. I also understand that Covered Customers and Covered Suppliers will be limited to those with respect to which I am provided trade secrets in the course of my employment. Accordingly, the Noncompete, Customer Nonsolicit, and Supplier Nonsolicit covenants are each reasonable and necessary for the protection of Company trade secrets. The Noncompete and Supplier Nonsolicit covenants in this Agreement will not be applicable to me unless I earn (or am expected to earn, if employed less than a calendar year) an amount of “Annualized Cash Compensation” equivalent to or greater than the “Threshold Amount” for highly compensated workers as these quoted terms are defined under Col. Rev. Stat. § 8-2-113. The Customer Nonsolicit covenant will not be applicable to me unless my earnings (or expected earnings if employed less than a calendar year) are at least sixty percent of the Threshold Amount. The Threshold Amount is $101,250 as of August 10, 2022, and will be adjusted annually thereafter by the Colorado Division of Labor Standards. I acknowledge that I received notice of the covenants not to compete in this Agreement and their terms in a separate document before I accepted my offer of employment, or, if a current employee at the time I enter into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of my employment that provides consideration for the covenants not to compete. If I am a current employee at the time I enter into this Agreement, the effective date of this Agreement shall be no earlier than fourteen (14) days after I received notice of the covenants not to compete in this Agreement and their terms. The Confidential Information restrictions in this Agreement do not prohibit a worker’s disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement or Company policy limits or prevents a worker from disclosing information about workplace health and safety practices or hazards.
District of Columbia. If the law of the District of Columbia controls and (a) I spend more than half my work time working for the Company in the District of Columbia, or (b) I am based in the District of Columbia and do not spend the majority of my work time working in another jurisdiction, then: The Noncompete restriction will not apply to me unless I earn (or am anticipated to earn) at least $150,000 in compensation from the Company in a consecutive 12-month period (the earnings “Threshold”), and it will cease to apply to me 365 days after my employment with the Company ends irrespective of anything in the Agreement to the contrary. The Threshold amount will be adjusted beginning Jan. 1, 2024, in proportion to the annual average increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year. Nothing in this Agreement or any Company policy restricts me from having additional outside employment or contract work so long as the outside work does not violate my duty of loyalty or create a conflict of interest. I will notify the Company prior to accepting any outside employment or contract work so it can be evaluated for compliance with this Agreement and Company policy. If I earn (or am anticipated to earn) the Threshold amount, then I acknowledge receipt of the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).” I acknowledge that I have received a copy of the Agreement, including the Appendix, at least 14 calendar days before I began working for the Company, if a new hire, or, at least 14 days before I was required to sign the Agreement, if already employed by a Company entity at the time asked to sign the Agreement.
Georgia. If Georgia law controls, then: The definition of the Restricted Area referred to in the Agreement shall be understood to be the territory where I am working at the time of termination and I stipulate that the provisions of the Agreement provide me with adequate means to reasonably determine the maximum scope of the restraints placed upon me at the time of my employment termination. The Employee Nonsolicit will be limited to the Restricted Area. The definition of Confidential Information shall exclude data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the me without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means. The jury trial waiver will not apply to me.
Illinois. If Illinois law controls, then: As independently adequate consideration for the Restrictive Covenants, the Restrictive Covenants will not be or become applicable unless or until I have, after executing this Agreement, either (i) been employed with a Company entity for two (2) years, (ii) received long term incentive plan benefits with a value exceeding $1,000, or (iii) received $1,000 (less taxes and withholdings) as additional special consideration, which shall supplement and not replace or eliminate the value and sufficiency of the remaining professional and financial benefits of my position. I acknowledge that the forgoing is adequate consideration for the Restrictive Covenants, and that I had 14 days or more to consider the Agreement before being required to sign it and if I signed it before the expiration of the 14-day period, I did so of my own volition and waive the remainder of the 14-day consideration period. I am not entering into or bound by the Noncompete covenant unless or until my actual or expected annualized rate of earnings with the Company exceed $75,000 per year (or $80,000 per year beginning on January 1, 2027, $85,000 per year beginning on January 1, 2032, and $90,000 per year beginning on January 1, 2037), nor am I entering into or bound by the Employee Nonsolicit and Customer Nonsolicit covenants unless or until my actual or expected annualized rate of earnings with the Company exceed $45,000 per year (or $47,500 per year beginning on January 1, 2027,
$50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037). In accordance with Illinois 765 ILCS 1060/1-3, the invention assignment obligation in the Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for Company.
Indiana. If Indiana law controls, then: The Employee Nonsolicit covenant is modified to provide that the Covered Employee must also be an employee who is entrusted with Confidential Information.
Kansas. If Kansas law controls, then: In accordance with Kan. Stat. Section 44-130, the invention assignment obligation in the Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on my own time, unless: (1) the invention relates directly to the business of Company or to the Company's actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by me for Company.
Louisiana. If Louisiana law controls, then: The Restricted Area shall include the following parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, Desoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis. Jefferson, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and, if my assigned territory includes states beyond Louisiana then the Restricted Area will also include the names of the counties (and equivalents) within the states assigned to me which are named in the list available at: https://en.wikipedia.org/wiki/List_of_counties_by_U.S._state_and_territory; and, the Noncompete, Customer Nonsolicit, and Supplier Nonsolicit shall all be limited to the above-described Restricted Area.
Maine. If Maine law controls, then: If I am executing this Agreement upon hire into a new position, I acknowledge receiving a copy of this Agreement prior to receiving a formal offer of employment from the Company and have been given at least three business days to consider the Agreement before signing it. My Noncompete covenant will not take effect until one year of employment is completed or a period of six months from the date this Agreement is signed has transpired, whichever is later. And, the Noncompete covenant shall not apply if I earn at or below 400% of the federal poverty level.
Maryland. If Maryland law controls, then: The Noncompete obligation will not be applicable if in my position with the Company I earn equal to or less than $15 per hour, or $31,200 annually. However, my obligation not to take and use for a Competitor a client list or other proprietary client-related information will apply irrespective of what I earn.
Massachusetts. If Massachusetts law controls, then: In consideration of my agreement to be bound by the Noncompete covenant, the Company agrees to pay me on a pro-rata basis fifty (50) percent of my highest annualized base salary paid by the Company within the two (2) years preceding the termination of my employment with the Company (hereinafter “Garden Leave Payments”) if the Company elects to keep the Noncompete covenant in effect after my Termination Date. Garden Leave Payments, less all legally required and voluntarily authorized deductions, shall be paid consistent with how I was paid during my employment, for the duration of the Noncompete covenant unless the Company waives the Noncompete covenant. Nothing under this Agreement shall obligate the Company to pay any portion of a Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) premium during the Garden Leave period. No Garden Leave Payments will be owed to me during any period of Noncompete covenant breach or any extension of the Noncompete covenant beyond the originally proscribed one year period under the “Equitable Extension” clause below. The Company will not be obligated to make Garden Leave Payments if (a) the Company chooses, in its sole discretion, to waive in writing the Noncompete covenant at or before the Termination Date, (b) I am terminated without Cause or laid off, and/or (c) the Noncompete covenant is otherwise not enforceable or kept in force against me. The Company may discontinue Garden Leave Payments in the event of a breach by me, and the Noncompete will remain in effect if this occurs. For purposes of enforcing the Noncompete covenant only, “Cause” exists if I have (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position (other than due to physical or mental illness) despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of my duties for the Company, or (iv) engaged in conduct or omissions that I knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community. The Noncompete covenant and Garden Leave Payments shall not apply to me if I am: classified as non-exempt under the Fair Labor Standards Act; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school. The Fairness Extension will not apply to the Noncompete covenant. If signing this Agreement as a newly hired employee, I acknowledge that I received a copy prior to receiving a formal employment offer or at least ten (10) business days before commencement of my employment by the Company or was provided at least ten (10) business days to sign the agreement, whichever came first. If signing this Agreement as an incumbent employee, I acknowledge that I was provided at least ten (10) business days to consider the Agreement before being required to sign it. The Employee Nonsolicit will also prohibit me from hiring a Covered Employee during the restricted period. I have been advised that I have the right to consult with legal counsel before signing this Agreement.
Minnesota. If I primarily reside and work for the Company in Minnesota, then: The Noncompete covenant will not apply to me. With respect to claims or controversies arising under Minnesota Statutes chapter 181.987 (referencing “Covenants Not To Compete”), nothing in this Agreement will require me to adjudicate outside of Minnesota a claim arising in Minnesota or deprive me of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota. If I am executing this Agreement as a newly hired employee, I acknowledge that I was provided with notice of this Agreement when offered employment and was aware that execution of an agreement with noncompete and nonsolicit restrictions was a requirement of employment when I accepted the Company’s offer. In accordance with Minn. Statutes, 13A, Section 181, the invention assignment obligation in the Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the business of Company or (b) to the Company' actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for Company.
Missouri. If Missouri law controls, then: The Employee Nonsolicit covenant will be modified so that it will not apply if I am an employee who provides only secretarial or clerical services, and it shall also prohibit me from hiring a Covered Employee during the restricted period.

Nebraska. If Nebraska law controls, then: The Noncompete covenant and Supplier Nonsolicit covenants shall not apply to me after my employment ends. The Customer Nonsolicit clause will be revised to provide only that I will not solicit, sell to, divert, serve, accept, or receive competing business from any customer or active prospective customer of Company that I personally, alone or in combination with others, handled, serviced, or solicited at any time during the Look Back Period.
Nevada. If Nevada law controls, then: The Noncompete covenant will not be applicable until I have either been employed with a Company entity for sixty (60) days or received $3,000 in wages from Company. And, the Protective Covenants shall be amended to provide that nothing in them prohibits me from providing service to a former customer that I did not solicit if the customer voluntarily chooses to seek services from me without any contact instigated by me, and I am otherwise in compliance with the limitation of the Noncompete covenant as to time, geographical area and scope of activity to be restrained. In addition, no Protective Covenant that would qualify as a “Noncompetition covenant” under Nevada law (Chapter 613 of NRS) will apply to me if I am paid solely on an hourly wage basis, exclusive of any tips or gratuities.

New Hampshire. If New Hampshire law controls, then: The Noncompete obligation shall not be applicable to me if I earn an hourly rate less than or equal to two hundred percent (200%) of the federal minimum wage or tipped minimum wage pursuant to RSA 279.21.
New York. If New York law controls, then: The Customer Nonsolicit covenant is modified to provide that a customer of Company that becomes a customer solely as a result of the contact and business development efforts that I engaged in with the customer prior to and independent from my employment with Company will not be considered a “Covered Customer.”
North Carolina. If North Carolina law controls, then: The definition of “Look Back Period” is modified to provide that the Look Back Period will be reduced from two years to one year.
Oklahoma. If Oklahoma law controls, then: With the exception of the Employee Nonsolicit, the Protective Covenants shall be limited in their application so that they permit me to engage in the same business as that conducted by the Company or in a similar business as long as I do not directly solicit the sale of goods, services or a combination of goods and services from established customers of the Company and thereby interfere with the Company’s business relationship with its established customers. Established customers are those persons and entities who did business with the Company in the Look Back Period or made an agreement to do business with the Company in the Look Back Period.
Oregon. If Oregon law controls, then: The Noncompete covenant will not apply to me if as of the date my employment ends: (a) the total amount of my gross salary and commissions, calculated on an annual basis do not exceed $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the employee’s termination, or (b) I do not otherwise qualify under O.R.S. § 653.295; unless, the Company exercises its option when my employment ends to compensate me at the rate provided for under O.R.S. § 653.295 (7) during the restricted period. If I am executing this Agreement as a newly hired employee or as part of a promotion or other material advancement, I acknowledge that I was notified in a written offer from the Company received two weeks before the commencement of employment in my new position that a noncompetition agreement was a condition of my employment in the new position.
Virginia. If Virginia law controls, then: The Noncompete covenant shall not apply to me if my average weekly earnings calculated as provided for under Code of Virginia §40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of §65.2-500 or I otherwise qualify as a “low-wage employee” under the Virginia Act, and nothing that constitutes a “covenant not to compete” as defined by the Virginia Act will restrict me from providing a service to a customer or client of Company if I do not initiate contact with or solicit the customer or client. The parties agree that the Protective Covenants are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.
Washington. If I am a Washington based employee, then: The choice of law in the Agreement shall not be applied to the extent it deprives me of the protections or benefits of the Wash. Rev. Code § 49.62.005–900 (2020) (the “Washington Act”), and the Agreement shall not be applied so as to require me to adjudicate a covenant covered by the Washington Act outside the state of Washington. The Customer Nonsolicit and Employee Nonsolicit are modified to only prohibit solicitation by me (a) of any Covered Employee of the Company to leave employment with the Company, and (b) of any Covered Customer who is a current customer of the Company as of my Termination Date to cease or reduce the extent to which it is doing business with the Company; in accordance with the definition of an enforceable “Nonsolicitation agreement” under Washington Act. The Noncompete and Supplier Nonsolicit covenants will only be enforceable against me if as of the date enforcement is sought or my last day of employment (whichever is earlier) my earnings from the Company in the prior year (or portion thereof for which I was employed), when annualized, exceed the inflation-adjusted equivalent of one hundred thousand dollars per year ($100,000/yr) as of Jan. 1, 2020, using the adjustment for inflation standard identified in the Washington Act. The Fairness Extension will be capped so that it does not cause the Noncompete or Supplier Nonsolicit covenant to extend for more than 18 months after the Termination Date. In the event my employment is terminated as a result of a layoff, the Noncompete and Supplier Nonsolicit covenants will not be enforced by Company unless Company agrees at the time of my layoff to provide me with the payments required by Washington Act to keep such covenants in effect. Nothing in the Agreement prohibits disclosure or discussion of conduct I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the disclosure of the existence of a settlement involving any such event or conduct. In accordance with Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140, the invention assignment obligation in the Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of Company, or (ii) to the Company' actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for Company.
Wisconsin. If Wisconsin law controls, then: The Employee Nonsolicit covenant is modified to provide that the Covered Employee must also be an employee who is entrusted with Confidential Information that could be used to the Company’s competitive disadvantage, and the Fairness Extension shall not be applicable.
Acknowledgement of Special Consideration for Some Incumbent Employees Only. If I am an existing employee of the Company, and I reside in the state of Connecticut, Hawaii, Kansas, Kentucky, Minnesota, Montana, North Carolina, New Mexico, Pennsylvania, South Carolina, Washington or West Virginia, at the time I enter into this Agreement then I acknowledge that the Company is providing me mutually agreed upon, fair and reasonable consideration for my obligations under this Agreement through a special payment or other material item of benefit to me described in a separate offer letter that came with the presentation of this Agreement to me and the description of that consideration is incorporated into this Agreement. This consideration shall supplement and not replace or eliminate the value and sufficiency of any additional consideration provided for in this Agreement, referred to in any offer letter or promotion, or otherwise provided to me as a consequence of entering into this Agreement. The above-referenced consideration is sufficient to make this Agreement fully binding and enforceable, and I agree not to assert otherwise.
If I reside in a state other than one of the states identified above, I understand that no state-specific modification will apply to me; provided, however, that it is intent of the Parties that the Agreement and its restrictions shall only be construed and applied to the extent that such enforcement would not violate controlling law that governs the Parties’ relationship.

APPENDIX B
Prior Invention and Other Intellectual Property Claims
To the extent that I (the Employee) wish to assert a claim to an invention or other item of Intellectual Property that should be excluded from assignment in accordance with Section 7.2 of the Agreement, I have described it below or in a document attached to this Appendix B. If I have attached a document, I will indicate how many pages have been attached below. I understand that by not describing a claim below or in attached pages, I am representing to the Company that I have no such claims.

Description of claim:

Identify the number of pages attached if any:     .

EXHIBIT C: SUPPLEMENTAL RELEASE
This Supplemental Release is made between Abhey Lamba (“Lamba”) and RingCentral, Inc. (“Company”) (collectively, the “Parties”). All capitalized terms not defined herein shall have the meaning set forth in the Separation Agreement and Release signed by Lamba on August 5, 2025 (the “Separation Agreement”).
1.Consideration. In further consideration for the Separation Consideration provided under the Separation Agreement, Lamba hereby extends Lamba’s release and waiver of claims to any claims that may have arisen between the date that Lamba signed the Separation Agreement and the date this Supplemental Release is executed by Lamba arising from any omissions, acts, facts, or damages that have occurred up until and including the date Lamba signs this Supplemental Release.
2.RESERVED
3.Incorporation of Terms of Agreement. The Parties further acknowledge that the terms of the Separation Agreement shall apply to this Supplemental Release and are incorporated herein in full to the extent that they are not inconsistent with the express terms of this Supplemental Release.
4.RESERVED
5.Supplemental Release Effective Date. Lamba understands that this Supplemental Release shall be null and void (i) if executed by Lamba before December 15, 2025 or (ii) if not executed by Lamba by December 31, 2025. This Supplemental Release will become effective on the date it is signed by both parties (the “Supplemental Release Effective Date”).
6.Voluntary Execution of Agreement. Lamba understands and agrees that Lamba executed this Supplemental Release voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Lamba’s claims against the Company and any of the other Releasees. Lamba acknowledges that:
(a)Lamba has read this Supplemental Release;
(b)Lamba has a right to consult with an attorney regarding this Supplemental Release, and has been represented in the preparation, negotiation, and execution of this Supplemental Release by an attorney of Lamba’s own choice or has elected not to retain an attorney;
(c)Lamba understands the terms and consequences of this Supplemental Release and of the releases it contains;
(d)Lamba is fully aware of the legal and binding effect of this Supplemental Release; and
(e)Lamba has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

RingCentral, Inc.

Date:
John Marlow
Chief Administrative Officer

In exchange for Separation Consideration and other promises contained in this Supplemental Release, Lamba is entering into this Supplemental Release voluntarily, deliberately, and with all information needed to make an informed decision to enter this Supplemental Release. The Company has provided Lamba with the opportunity to ask any questions regarding this Supplemental Release and provided notice of and an opportunity to retain an attorney, or Lamba already is represented by an attorney.
By signing Lamba’s name below via DocuSign, Lamba is (a) accepting the terms and conditions of the Supplemental Release; and (b) agreeing that Lamba’s typed name is Lamba’s electronic signature and to use an electronic signature to demonstrate Lamba’s acceptance of the Supplemental Release. Lamba’s electronic signature is as legally binding as an ink signature.

Date:
Abhey Lamba

EXHIBIT D: INDEMNIFICATION AGREEMENT

RINGCENTRAL, INC.
INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this "Agreement") is dated as of December 2, 2024, and is between RingCentral, Inc., a Delaware corporation (the "Company"), and Abhey Lamba ("lndemnitee").

RECITALS
A. Indemnitee’s service to the Company substantially benefits the Company.
B. Individuals are reluctant to serve as directors or officers of corporations or in certain other capacities unless they are provided with adequate protection through insurance or indemnification against the risks of claims and actions against them arising out of such service.
C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and any insurance as adequate under the present circumstances, and Indemnitee may not be willing to serve as a director or officer without additional protection.
D. In order to induce Indemnitee to continue to provide services to the Company, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee as permitted by applicable law.
E. This Agreement is a supplement to and in furtherance of the indemnification provided in the Company’s certificate of incorporation and bylaws, and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.
The parties therefore agree as follows:
1.Definitions.
(a)     A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)     Acquisition of Stock by Third Party. Any Person (as defined below) becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)    Change in Board Composition. During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(a)(i), 1(a)(iii) or 1(a)(iv)) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company’s board of directors;
(iii)    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;
(iv)    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and
(v)    Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.
For purposes of this Section 1(a), the following terms shall have the following meanings:
(1)    “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that “Person” shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(2)    “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “Beneficial Owner” shall exclude any Person otherwise becoming a Beneficial Owner by reason of (i) the stockholders of the Company approving a merger of the Company with another entity or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.
(b)    “Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise.
(c)    “DGCL” means the General Corporation Law of the State of Delaware.
(d)    “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(e)    “Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary.
(f)    “Expenses” include all reasonable and actually incurred attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of  the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or their equivalent, and (ii) for purposes of Section 12(d), Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)    “Independent Counsel” means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom and including without limitation any such Proceeding pending as of the date of this Agreement, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee’s part while acting as a director or officer of the Company, or (iii) the fact that he or she is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.
(i)    Reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
2.Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 2 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 2, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
3.Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
4.Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the extent that Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
5.Indemnification for Expenses of a Witness. To the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
6.Additional Indemnification.
(a)    Notwithstanding any limitation in Sections 2, 3 or 4, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the Proceeding or any claim, issue or matter therein.
(b)    For purposes of Section 6(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:
(i)    the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL; and

(ii)    the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
7.Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any Proceeding (or any part of any Proceeding):
(a)    for which payment has actually been made to or on behalf of Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);
(c)    for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the

Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);
(d)    initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company’s board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized in Section 12(d) or (iv) otherwise required by applicable law; or
(e)    if prohibited by applicable law.
8.Advances of Expenses. The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by the Company of a written statement or statements requesting such advances from time to time (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). Advances shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances. Indemnitee hereby undertakes to repay any advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. This Section 8 shall not apply to the extent advancement is prohibited by law and shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is not permitted under this Agreement, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 7(b) or 7(c) prior to a determination that Indemnitee is not entitled to be indemnified by the Company.

9.Procedures for Notification and Defense of Claim.
(a)    Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of notice thereof. The written notification to the Company shall include, in reasonable detail, a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights.
(b)    If, at the time of the receipt of a notice of a Proceeding pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect that may be applicable to the Proceeding, the Company shall give prompt notice of the commencement of the Proceeding to the insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all commercially-reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
(c)    In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Notwithstanding the Company’s assumption of the defense of any such Proceeding, the Company shall be obligated to pay the fees and expenses of Indemnitee’s separate counsel to the extent (i) the employment of separate counsel by Indemnitee is authorized by the Company, (ii) counsel for the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense such that Indemnitee needs to be separately represented,

(iii) the Company is not financially or legally able to perform its indemnification obligations or (iv) the Company shall not have retained, or shall not continue to retain, counsel to defend such Proceeding. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.
(d)    Indemnitee shall give the Company such information and cooperation in connection with the Proceeding as may be reasonably appropriate.
(e)    The Company shall not be liable to indemnify Indemnitee for any settlement of any Proceeding (or any part thereof) without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(f)    The Company shall not settle any Proceeding (or any part thereof) in a manner that imposes any penalty or liability on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

10.Procedures upon Application for Indemnification.
(a)    To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. Any delay in providing the request will not relieve the Company from its obligations under this Agreement, except to the extent such failure is prejudicial.
(b)    Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Company’s board of directors, by the stockholders of the Company. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within twenty days after such determination. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.
(c)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(b), the Independent Counsel shall be selected as provided in this Section 10(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company’s board of directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Company’s board of directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 30 days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof and (ii) the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 10(b) hereof. Upon the due commencement of any judicial proceeding pursuant to Section 12(a) of this Agreement, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(d)    The Company agrees to pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
11.Presumptions and Effect of Certain Proceedings.
(a)    In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption.
(b)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
(c)    For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or its board of directors or counsel selected by any committee of the board of directors or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Enterprise or its board of directors or any committee of the board of directors. The provisions of this Section 11(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(d)    Neither the knowledge, actions nor failure to act of any other director, officer, agent or employee of the Enterprise shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
12.Remedies of Indemnitee.
(a)    Subject to Section 12(e), in the event that (i) a determination is made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 or 12(d) of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10 of this Agreement within 90 days after the later of the receipt by the Company of the request for indemnification or the final disposition of the Proceeding, (iv) payment of indemnification pursuant to this Agreement is not made (A) within twenty days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to Sections 4, 5 and 12(d) of this Agreement, within 30 days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses. The Company shall not oppose Indemnitee’s right to seek any such adjudication in accordance with this Agreement.
(b)    Neither (i) the failure of the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders that Indemnitee has not met the applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 12, the Company shall, to the fullest extent not prohibited by law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.
(c)    To the fullest extent not prohibited by law, the Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 10 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)    To the extent not prohibited by law, the Company shall indemnify Indemnitee against all Expenses that are incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company to the extent Indemnitee is successful in such action, and, if requested by Indemnitee, shall (as soon as reasonably practicable, but in any event no later than 30 days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, subject to the provisions of Section 8.
(e)    Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of the Proceeding.
13.Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amounts incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such events and transactions.
14.Non-exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s certificate of incorporation and bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
15.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment for such amounts under any insurance policy, contract, agreement or otherwise.
16.Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company or any other Enterprise, Indemnitee shall be covered by such policy or policies to the same extent as the most favorably-insured persons under such policy or policies in a comparable position.
17.Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
18.Services to the Company. Indemnitee agrees to serve as a director or officer of the Company or, at the request of the Company, as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of another Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is removed from such position. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries or any Enterprise) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), any existing formal severance policies adopted by the Company’s board of directors or, with respect to service as a director or officer of the Company, the Company’s certificate of incorporation or bylaws or the DGCL. No such document shall be subject to any oral modification thereof.

19.Duration. This Agreement shall continue until and terminate upon the later of (a) ten years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of any other Enterprise, as applicable; or (b) one year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement relating thereto.
20.Successors. This Agreement shall be binding upon the Company and its successors and assigns, including any direct or indirect successor, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
21.Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order or other applicable law, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
22.Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.
23.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s certificate of incorporation and bylaws and applicable law.

24.Modification and Waiver. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement shall adversely affect any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision of this Agreement nor shall any waiver constitute a continuing waiver.
25.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:
(a)    if to Indemnitee, to Indemnitee’s address or electronic mail address as shown on the signature page of this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or

(b)    if to the Company, to the attention of the Chief Executive Officer or General Counsel of the Company at 20 Davis Drive, Belmont, CA 94002, or at such other current address as the Company shall have furnished to Indemnitee, with a copy (which shall not constitute notice) to Mark Baudler, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.
26.Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, The Corporation Trust Company, Wilmington, Delaware as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

27.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
28.Captions. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

(signature page follows)

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.

RINGCENTRAL, INC.

                            ____________/s/ John Marlow______________
                                    (Signature)

                            ____________John Marlow_________________
                                 (Print name)

                            ______Chief Administrative Officer__________
                                     (Title)

                            ABHEY LAMBA

                            _____________/s/ Abhey Lamba_____________
                                    (Signature)

                            _____________Abhey Lamba________________
                                 (Print name)

                            ___________20 Davis Drive__________________
                                 (Street Address)

                            _________Belmont, CA 94002________________
                                 (City, State and ZIP)

(Signature page to Indemnification Agreement)